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Kohl’s Corporation
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MACELLUM BADGER FUND, LP MACELLUM BADGER FUND II, LP MACELLUM ADVISORS, LP MACELLUM ADVISORS GP, LLC JONATHAN DUSKIN
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Macellum Badger Fund, LP, a Delaware limited partnership (“Macellum Badger”), together with the other participants named herein, intends to nominate director candidates and file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Kohl’s Corporation, a Wisconsin corporation (the “Company”).

Item 1: On Februrary 4, 2022, Jonathan Duskin, Chief Executive Officer of Macellum Capital Management, LLC, took part in an interview with CNBC’s “Closing Bell”. Portions of the transcript of the interview discussing the Company are pasted below:

Leslie Picker: Welcome back to Closing Bell. Shares of Kohl’s finishing the session up nearly 2% after the company adopted a shareholder rights plan, also known as a poison pill in response to recent takeover bids by more than one, uh, company, Kohl’s saying it believes the bids undervalue the company in light of future growth and cash flow generation. One of those activist investors that's been pushing for a sale Macellum Capital, CEO, Jonathan, Duskin joining us now for a Closing Bell exclusive interview. Jon, great to see you. Thank you for joining us. Uh, just wanna real quickly ask you on your activist site of things. There are reports out there that you plan to nominate a slate of directors to take control of this board. Are those reports true? And what are your plans if so?

Jonathan Duskin: Well, I'd just like to say, you know, the action by the company today is, um, it's really unprecedented, um, putting in a poison pill. It's, it's really most, one of the most self-serving entrenchment tactics you can really do as a board, um, walking away from a process, uh, at, after a scant two weeks, you know, they got these offers two weeks ago. It it's hard to really imagine they were able to evaluate them, um, give the, give the bidders access to management, a data room, do anything they could to take the offer prices higher. So we view this as a really, um, negative development and we're very shocked and disappointed. And so I would say, yeah, every option is on the table for us, and that that's certainly something we, we may very well consider.

Leslie Picker: Do you agree though, with the board that the company is undervalued? Their justification for putting this pill in here in the first place is that they believe that they can get higher offers than what they've already gotten and wanted to prevent someone from making a hostile bid at a, a price tag that they believe would be lower. Um, you've said in a, a recent letter that you believe this company could be worth at least a hundred dollars per share. And we're looking at bids somewhere in the $64-$65 range. Um, you know, would, do you like to see a higher bid come in from here?

Jonathan Duskin: I mean, who, who wouldn't like to see a higher bid? I just would like to circle back, you know, poison pill is, is, um, a tactic used to chill a process, a poison pill sends a message to everybody that we're not for sale, don't call us. We're not gonna run a process. We actually believe that, um, the, the reported advisors, I think they named Goldman today, um, wasn't even making outbound calls to potential bidders. It, it's hard to, to sign up a nondisclosure agreement in two weeks, no less give people access to the company. So, um, we would certainly like give know higher a higher price, and we think the company, you know, should be valued higher, but it's important to remember before this process launched, the stock was trading below $50. So, um, they might like it to be higher. I don't think they really have any plans that can possibly get the stock price higher. And, and that's, what's, that's the disappointing part of it.

Wilfred Frost: Right. But as Leslie pointed out, you did say that it was worth a hundred dollars per share yourself, um, in terms of why, uh, you feel like you are the right people to, to make these calls and to push them. What, what, what level of stake do you have in the company and, uh, why is it sufficient for you to be able to make these calls and push them around…?

Jonathan Duskin: Uh, you know, Wilfred we're, we're just one shareholder we have about 5% of the company. Um, I think we're well known in the retail space. I think we're very much viewed as kind of private equity in the public markets and we spend a tremendous amount of time, um, researching companies seeing what the opportunities are. But I, I just wanted to circle back to the one thing you said about a $100. I think with the right board and management configuration, the stock can be worth a hundred dollars, as we said in our first letter, without material change to this board, um, we are really afraid the shares will languish, you know, in the fifties for the last, you know, for the, for the next period of time, like it's languished in the fifties for the last two decades. So this board needs material change. Uh, I, I think we're well known for bringing, um, excellent retail talent, uh, and expertise into boardrooms. And, um, you know, I really think a fresh perspective is needed here. Uh, the status quo is absolutely not gonna work and they need to change themselves pretty significantly. And if you look across the whole pantheon of retail, you've seen so many companies perform so well during the pandemic. And unfortunately, Kohl’s just hasn’t. They'll probably be one of the few, uh, handful of retailers that aren't able to have sales growth versus 2019. That's astounding

Leslie Picker: Two of, uh, the board members that are on Kohl's’ board right now are members that you have, uh, agreed to as part of a settlement last year, the first time you ran an activist campaign at Kohl's. Are you not happy with the job they're doing? It's my understanding based on the Kohl's press release earlier today that, uh, these members are on the, the committee that decides, uh, various opportunities with regard to strategic engagement and potential takeover offers.

Jonathan Duskin: So, um, I believe this is a, it's a very entrenched board. We've had a number of directors, some have been on the board for 30 years, many have been on the board for, you know, mid teens, 12, 13, 14, 15 years. And yes, we did add Tom Kingsbury, probably one of the best retail operators in the country. You might remember. He turned Burlington around, an incredible success story. Margaret Jenkins, uh, an incredible operator serves on the board of Citi Trends, served on the board of PBH, um, brand marketing for Denny's. Really two great directors. But I think the problem is they are 2 of 14, and I think most people, when they hear 14 directors kind of take a step back, that's a, that's an unusually large number of directors. I think it speaks to ineffective board, a board that is very likely dysfunctional. So it's, I think it's very hard to have an impact when you're only two or 14 people when you've been brought in from the outside. And, um, you know, my beliefs belief is if they were listening to Tom and Margaret, the company would have had, would've had a lot different of a year. And unfortunately, uh, my belief is that they've been sidelined and really haven't had the, been able to have much impact.

Leslie Picker: Hmm. Who were you thinking of, if not specifically, at least in broad strokes for potential nominees. It's my understanding that the, the window closes for nominations on Valentines day? Is that right? February 14?

Jonathan Duskin: That’s very romantic, but that's actually on the, uh, the 11th – next Friday, a week from today.

Leslie Picker: So, who are you thinking of then?

Jonathan Duskin: Obviously we only have a couple days before we're gonna go public this and at this juncture I think it would be a little premature for us to list those names. I, I, um, I imagine people can be patient with us. I think we have a very long, um, uh, strong track record of bringing best in class retail executives to our nominating slates.

Leslie Picker: Last question for you is the, the pill. How does it complicate your efforts specifically? You talked a lot about how it, uh, presents a challenge potentially for some of the, the takeover offers that are swirling around out there, but how does it complicate your efforts? Um, were you considering upping your stake in the company and does this dissuade you to do so?

Jonathan Duskin: Actually, um, it's a really good question, Leslie. I actually, um, was very shocked and surprised they did this it's, um, I think it's a major tactical error on their part. Uh, it's probably one of the things that helps us the activist more than anything. Helps somebody running, um, a slate of directors. Uh, more than almost anything I could imagine. Uh, I was very surprised to see that, uh, this morning and the, the problem with the pill is not so much for us. Um, the problem that the pill is for the board, uh, people like BlackRock, Vanguard, ISS, they really dislike seeing a poison pill put in. Nothing says entrenchment and unwillingness to realize value for shareholders more than a poison pill. So, you know, as a practical matter, I think you're right. It doesn't mean that much to us. Um, unfortunately, um, you know, it does chill the process. Um, you know, we do believe, you know, aside from the two reported biderss, there are many other people that were interested in this. Um, I don't know if you guys had, uh, saw or reported on the Gordon Hasket report that talked about Kohl’s, uh, corporate jet being in Seattle. Uh, obviously the headquarters, we all know that they have a relationship with Amazon. So I think there are a lot of other people that have, would have an interest in, in this asset. And, um, I think chilling the bidding process was a big mistake and it was, um, you know, something that doesn't show that this board is objective and this board is trying to maximize shareholder value, it shows that they're trying to protect their own seats.

Leslie Picker: Well, we will see what happens as you mentioned, February 11th is the window to nominate directors, so we will be watching closely. Thank you very much for joining us in the meantime though, Jonathan Duskin.

Item 2: On February 4, 2022, Jonathan Duskin was quoted in the following article published by Chain Store Age:

Kohl’s rejects buyout offers; adopts plan to avert hostile takeover

Chain Store Age

By Marianne Wilson

February 4, 2022

Kohl’s Corp. is taking a ‘poison pill.”

The department store retailer said it is rejecting the takeover offers it received, saying they undervalue the business.  It also said it has adopted a shareholder rights plan, commonly knowns as a “poison pill,” to avert a hostile takeover of its business. The plan, scheduled to expire in February 2023, will become exercisable if any stockholder acquires 10% beneficial ownership, or 20% in the case of passive institutional investors.

Activist investor Macellum Capital wasted no time in responding to Kohl's statement, saying it was "disappointed and shocked by Kohl’s hasty rejection of confirmed indications of interest."

"This morning’s rejections – which come just two weeks after outreach from potential acquirers – only validates for us that a majority of the Board is entrenched and lacks objectivity when it comes to evaluating value-maximizing sale opportunities relative to management’s historically ineffective standalone plans," Macellum managing partner Jonathan Duskin said in a statement.  "We doubt that interested parties were given adequate consideration or access to management, data rooms and the type of information required to inform upward adjustments to bids."

Macellum, which owns nearly a 5% stake in Kohl's, said that it will be nominating a slate of directors in the "coming days" who will be "far more aligned, experienced and openminded when it comes to pursuing all paths to maximizing value.”

In its statement, Kohl’s said it believes the buyout offers it received undervalue its business given the company’s future growth and cash flow generation, following a review by independent financial advisors.

“The valuations indicated in the current expressions of interest which it has received do not adequately reflect the company’s value in light of its future growth and cash flow generation,” Kohl’s stated. “The Board is committed to maximizing the long-term value of the company and will review and pursue opportunities that it believes would credibly lead to value consistent with its performance and future opportunities.”

In January, Acacia Research Corp backed by activist investment firm Starboard Value, offered to pay $64 a share for Kohl’s, valuing it at about $9 billion. Private equity firm Sycamore Partners was also reportedly planning to make an offer. Last week, Kohl’s has been undertaking a turnaround that includes in-store Sephora shops, brand partnership and a focus on athleisure merchandise. Its plans, however, have come under fire from activist hedge fund Macellum Advisors, which has a roughly 5% stake in Kohl’s.

“We have a high degree of confidence in Kohl’s transformational strategy, and we expect that its continued execution will result in significant value creation,” stated Kohl’s chairman Frank Sica. “The Board is committed to acting in the best interest of shareholders and will continue to closely evaluate any opportunities to create value.”

Kohl’s said it will provide more updates on its strategy during an investor day on March 7.

Item 3: On February 4, 2022, Macellum Badger updated its website www.macellumcapitalmanagement.com, copies of the webpages are set forth below:

Item 4: On February 6, 2022, Jonathan Duskin was quoted in the following article published by Women’s Wear Daily:

Kohl’s Rejects Takeover Bids, Counteroffers Expected

WWD

By David Moin

February 6, 2022

Kohl’s rejection of two takeover bids and implementation of a poison pill last week appears just an opening round of a hostile battle for control of the business.

The Menomonee Falls, Wisc.-based value department store chain on Friday rejected a bid by Acacia Research Corp., which is controlled by activist hedge fund Starboard Value LP, to acquire 100 percent of the outstanding shares of Kohl’s for $64 a share in cash, valuing the company at $9 billion.

It is also believed that Kohl’s rejected a $64 to $65 offer from Sycamore Partners, a private equity firm that has Belk, Loft, Express, Hot Topic, Ann Taylor and other retailers in its portfolio.

In response, Macellum Advisors, an activist investor pushing Kohl’s to explore strategic alternatives including selling the company and changes on the retailer’s board, said it “intends to do everything in our power to prevent the current board from continuing to chill a normal-course sales process” and that there’s a “growing crop of possible buyers of Kohl’s.”

“This is about posturing. The Kohl’s board believes it’s worth more,” said one financial source, reacting to the retailer’s rejection of the bids. “I’m expecting at least one of the bidders will raise the price. I don’t think this is the end of it by any means. Someone will go after the business more aggressively.”

The bidding on Kohl’s reflects growing interest in the retail sector — in particular what many see as the unrealized value of dot-com and retail real estate — as consumers return to stores in greater numbers with COVID-19 cases continuing to decline, and in the aftermath of strong 2021 performances.

“In several cases, the sum of the parts is better than the value of the whole,” one retail expert said.

Still headwinds for retailers are seen, due to inflation, supply chain bottlenecks and the anniversarying of last year’s government stimulus checks.

The interest in the industry has been spurred by Hudson’s Bay Co. breaking up its Saks Fifth Avenue, Saks Off 5th and Hudson’s Bay divisions into separate dot-com and brick-and-mortar store companies. That re-engineering “is clearly making sense at Saks, allowing them to invest in more inventory and technology. But I’m not sure it makes sense for other companies. It’s a case by case situation, depending on how the financials vary,” the financial source said.

Activist investors have been urging Kohl’s, as well as Macy’s Inc., to explore the possibility of separating their dot-com and brick-and-mortar store operations into separate companies. Kohl’s has already rejected the strategy, while Macy’s has hired advisers to explore it.

With Kohl’s, the takeover noise so far involves activist shareholders and private equity firms, rather than retailers. However, there has been speculation that Amazon could make a move on Kohl’s ever since the 2017 deal to open Amazon package return sites at Kohl’s locations. The theory is that acquiring Kohl’s would help bolster Amazon’s apparel business and enable Amazon to convert some Kohl’s stores to its own retail formats and warehouses to fulfill orders.

“We are disappointed and shocked by Kohl’s hasty rejection of confirmed indications of interest,” Jonathan Duskin, Macellum’s founder and managing partner, said in his statement Friday. The rejections, coming just two weeks after outreach from potential acquirers, “only validates for us that a majority of the board is entrenched and lacks objectivity when it comes to evaluating value-maximizing sale opportunities relative to management’s historically ineffective stand-alone plans. We doubt that interested parties were given adequate consideration or access to management, data rooms and the type of information required to inform upward adjustments to bids. Moreover, it appears that the board has not authorized its bankers to canvass the market and initiate substantive conversations with other logical suiters.

“We will do everything in our power to prevent the current board from continuing to chill a normal-course sales process,” Duskin added. “In our view, the board’s cumbersome Friday morning press release and adoption of a poison pill that has a lower trigger for investors that may seek more active engagement with the company demonstrate shareholders’ interests are not the top priority in the boardroom. It seems to us that the board is taking unprecedented steps to derail a credible process and kill interest among the growing crop of possible buyers of Kohl’s.”

Macellum plans to add a slate of candidates for the board who will be “open-minded when it comes to pursuing all paths to maximizing value.”

Macellum has been pressuring Kohl’s for some time. In April 2021, Kohl’s entered into an agreement with Macellum on board changes, giving the shareholder activist greater influence over the company. Two independent directors nominated by Macellum — Margaret Jenkins and Thomas Kingsbury — joined the board, and by mutual agreement, Christine Day also joined the board. Macellum has run successful board election contests at The Children’s Place, Citi Trends, Bed Bath & Beyond and Big Lots.

Not everybody thinks the criticisms of Kohl’s are fair, though its stock price declined dramatically last year.

“Some of the initiatives by the current management at Kohl’s I think have been great. Sephora was a great addition, and when Sephora was at Penney’s it clearly brought traffic in,” one retail expert said. “Some of the brands that are new to Kohl’s — among them Calvin Klein, Tommy Hilfiger, Lands’ End and Cole Haan — will also draw more traffic,” the expert added. “These are all very solid actions by Kohl’s.”

Kohl’s master plan, led by chief executive officer Michelle Gass, centers on establishing the retailer as a destination for casual and activewear, with the aforementioned brands as well as Nike, Under Armour, Adidas, Champion, Columbia and others. Kohl’s has also been revamping its women’s apparel business, and focusing on inclusiveness.

Kohl’s said its poison pill (officially called a shareholder rights plan) ensures that the board of directors can conduct “an orderly review of expressions of interest, including potential further engagement with interested parties. The rights plan does not preclude the board from considering an offer that recognizes the value of the company.”

The dividend distribution of one right for each outstanding share of the company’s common stock is payable to shareholders of record on Feb. 14. The rights are exercisable only if a person or group acquires beneficial ownership of 10 percent (or 20 percent in the case of passive institutional investors) or more of the company’s outstanding common stock. The plan provides the holders of the rights the ability to purchase more shares of the company at a 50 percent discount.

Kohl’s also said the rights plan provides several “shareholder-friendly” features, including an ability for shareholders to call a special meeting for purposes of exempting a “qualifying offer.”

“The poison pill does make it harder to take over the company. It becomes more expensive” for the pursuer, said the financial source. “But if someone comes back with a much more attractive price, that’s hard for the board to ignore. The poison pill is there just as a protection. It doesn’t say we are rejecting an offer at any price. It’s really one of the only things boards have at their disposal to block something. A poison pill is always on the back shelf. Every board has a poison pill ready to go, even if they don’t adopt it.”

In rejecting the bids, Kohl’s indicated that its board has determined, following a review with its independent financial advisers and upon the recommendation of its finance committee, that “the valuations indicated in the current expressions of interest, which it has received do not adequately reflect the company’s value in light of its future growth and cash-flow generation.”

Kohl’s also said the board is “committed to maximizing the long-term value of the company and will review and pursue opportunities that it believes would credibly lead to value consistent with its performance and future opportunities.”

Kohl’s said its board has designated its finance committee to lead “the ongoing review of any expressions of interest.” The finance committee, which was formed pursuant to the 2021 settlement agreement with Macellum Advisors GP LLC and other shareholders, is comprised exclusively of independent directors.

Kohl’s has also engaged Goldman Sachs and PJT Partners as financial advisers, and has asked Goldman to engage with interested parties.

“We have a high degree of confidence in Kohl’s transformational strategy, and we expect that its continued execution will result in significant value creation,” Kohl’s chairman Frank Sica said in a statement Friday. “The board is committed to acting in the best interest of shareholders and will continue to closely evaluate any opportunities to create value.”

Future bids could be affected by Kohl’s upcoming fourth quarter/year-end earnings report, and its investor conference in New York scheduled for March 7. “Sometimes you sit and wait and then come back with a counter offer,” the financial source said.

Last Tuesday, Cowen Equity Research issued a report raising some doubt on whether the bids that were on the table would trigger a deal, while indicating that “incoming investor feedback is split on whether a deal could be completed that is higher in price.”

Cowen also reported that a sale-leaseback of Kohl’s real estate, amounting to $2 billion to $3 billion, would be required to finance a deal, though the possibility of such a sale is uncertain.

“Our take is that based on Kohl’s trading price and various probabilities and prices, there could be a 20 to 30 percent chance, more or less, of a deal at $64 to $65 per share, and a 30 to 40 percent chance, more or less, of a deal getting done at $75 or higher,” Cowens indicated.

Kohl’s stock priced closed Friday on the NYSE at $59.68, up $1.10, or about 2 percent.

Item 5: On February 7, 2022, Jonathan Duskin was quoted in the following article published by Activist Insight:

Macellum said to aim for control of Kohl's board

Activist Insight

February 7, 2022

Macellum Capital Management is reportedly planning to launch a proxy contest at Kohl's to take control of the retailer's 14-person board, disgruntled about the company's recent rejection of takeover interest and defensive measures.

Macellum plans to target a majority of board seats at Kohl's, according to a Bloomberg report that came out mere hours after Macellum lambasted Kohl's for rejecting takeover approaches.

On Friday, Kohl's said that its board had rejected takeover bids for failing to "adequately reflect the company's value." The retailer did not name the bidders but previously Acacia Research, a company backed by Starboard Value, revealed making a $64 per share in cash offer, and rumors surfaced buyout shop Sycamore Partners was working on a $65 per share proposal.

"We are disappointed and shocked by Kohl's hasty rejection of confirmed indications of interest," said Macellum Managing Partner Jonathan Duskin. The company's move "only validates for us that a majority of the board is entrenched and lacks objectivity when it comes to evaluating value-maximizing sale opportunities relative to management's historically ineffective standalone plans," Duskin added, hinting at a campaign for a majority of the board.

Shares in Kohl's closed up 2% at $59.68 each Friday, giving the retailer a market value of $8.3 billion.

In the same press release Friday, Kohl's announced the implementation of a poison pill barring investors from acquiring more than 10% of its share capital, or 20% in the case of passive institutional investors. Macellum described the rights plan as "particularly punitive to any investor that may seek more active engagement with the board."

"It seems to us that the board is taking unprecedented steps to derail a credible process and kill interest among the growing crop of possible buyers of Kohl's," said Duskin. "We will do everything in our power to prevent the current board from continuing to chill a normal-course sales process."

Macellum, a 5% shareholder in Kohl's, has until February 11 to reveal its director slate.

Item 6: On Februrary 7, 2022, Jonathan Duskin took part in an interview with Yahoo! Finance. Portions of the transcript of the interview discussing the Company are pasted below:

Brian Sozzi: OK, the underperforming team at Kohl's is digging in their heels against activist investor Macellum rejecting two recently reported takeout offers and adopting a poison pill. Macellum is returning fire, saying they are disappointed and shocked by Kohl's hasty rejection of buyout interest. Joining us now is Macellum managing partner, Jonathan Duskin. Jonathan always nice to get some time with you.

So you have had the weekend to stew on this one, which really came to a head on Friday afternoon, how do you plan to respond here?

Jonathan Duskin: Well, you know, we put a rather brief note out on Friday that I think you just referenced Brian, and yeah, it's very disappointing this is, you know, there are two elements of it, you know, first, that after really two scant weeks, they rejected these offers. Right, it's hard to imagine they really gave them any attention, it's hard to imagine you could get a non-disclosure agreement signed in a week, no less evaluate 2 offers. They didn't give them access to management, I doubt they had access to data, and they really didn't do anything to engage with these potential buyers and are now doing everything they can to shut the process down. They obviously could have engaged with the buyers, tried to provide them information to see if a higher price was available, but they didn't do any of that. Instead, they sent a very chilling message to the market and other potential buyers by putting in a poison pill and this is, you know, this is a really aggressive tactic that we don't see often and even within, you know, the pantheon of poison pills this is actually a very aggressive poison pill with a two tier structure which gives the board incredible latitude and discretion to determine what takeover offers they will and won't engage and doesn't allow a possible buyer to engage with management. They would have to come with a fully financed offer, without the ability to do any diligence so it's really, really very disappointing and speaks to what we've been saying about this board being very self-serving, very entrenched, and obviously looking out for their for their own seats and not really looking out for the shareholder who they obviously represent and that's their fiduciary and that's who they work for and I think they're forgetting that.

Brian Sozzi: And you are a shareholder, 5% holder over at Macellum- and you are seen as a constructive group, I remember following closely to your campaign at Bed Bath & Beyond, which drove a lot of value, that would save a lot of value here. How do you put pressure on this company's board to ultimately do the right thing?

Jonathan Duskin: Well, as you might remember Brian, we nominated a slate last year and we settled on adding two directors from our slare and one mutually agreed upon. Yeah, as we've written in a couple of our letters now, you know, we most likely are going to have to run another slate here. This board doesn't appear to be working on shareholders behalf and it's really, you know, troubling to us and, you know, we will continue to put pressure on the board by nominating another slate and we'll give shareholders an opportunity to weigh in. You another thing I would add about the poison pill that was particularly disheartening was they didn't even put it to shareholders to vote. Obviously they have an AGM coming up relatively soon and this is something that more often than not shareholders vote on whether they want a pill and the board you know waived that opportunity and bypassed that opportunity, really trying to keep control of the boardroom and chill this process to I think preserve their seats.

Brian Sozzi: Jonathan, do you think Amazon has been kicking the tires here on Kohl’s?

Jonathan Duskin: I don't know for a fact it's interesting to think about you know Amazon’s move into brick-and-mortar retailing, you know, they announced that earlier in January and there was one article that actually compared Amazon to Kohl’s saying if Amazon gets into apparel retailing, they'll look a lot like Kohl's. We know that Amazon has the return kiosks in Kohl's so there's already a partnership, so given Amazon's desire to get into brick and mortar retailing and get into apparel and all the struggles they've had in their own apparel offering, the relationship they already have with Amazon, it seems to make some sense.

Jared Blikre: And Jonathan just speaking, and thinking a little bit more broadly here, if I'm an investor in a company, it doesn't have to be Kohl's, but using Kohl's as an example, you talked about the poison pill and how the entrenched management -well they're entrenched - if I'm an investor in a company and I think the company should change what should I look for in terms of the companies structure? And also in their operating agreements, their bylaws, to make sure that there is an opportunity for change instead of just carrying out the entrenched interest here.

Jonathan Duskin: Well, really the mechanism for change is a contestant election. Interested parties like ourselves, large shareholders running their own slate of directors and trying to bring change, bring retail expertise into the boardroom, and bring experience that we think is more relevant than the current board has into the boardroom and then I think the board can operate much more effectively, particularly if there's a shareholder in the room. We think that that makes a big difference for boards when there's somebody that actually owns a large stake in the company that sits in the boardroom and really helps focus everybody on, you know, generating shareholder returns and creating value for shareholders, so for us that's really the mechanism we use. We, as Brian points out, we've done it quite a bit in the past, so I think that interested shareholders should watch the evolution of this contested election and to see how things progress and hopefully I believe most shareholders will be supportive of our efforts. I think everybody is very frustrated with Kohl’s and stock price and their performance and they're probably going to want to see some change here.

Brian Sozzi: Jonathan, one of the reported bids for Kohl's came out of Starboard - I believe $9 billion -so now that they have that Kohl's has adopted a poison pill is that deal off the table? Or are the Starboard folks potentially back working some numbers here and may come back for an offer? Or that deal, is just up in smoke now because of the poison pill?

Jonathan Duskin: I doubt it's up in smoke, you know, as restrictive as this poison pill is and again, I think it's unusual even by poison pill standards, it's still a stop, look, listen mechanism, right? The board ultimately can't thwart the shareholders achieving value and I don't know what Starboard is doing, I don't know what their plans are, but I I'd be surprised if the company, who is very well known for being aggressive fighters- Darden is one of the greatest examples I think of their past campaigns- I I'd be surprised if they're just going to pack up and go home but again I don't know what's on Starboard’s mind and the Board at some point is gonna have to acquiesce we think that there's interest far beyond the two buyers that have been mentioned and we think this is an asset that you know can generate a lot of interest in private equity and strategics and we really do think the board is only going to have to run a process, even though they've neglected to do so at this juncture. We do think they'll ultimately have to acquiesce and run a real process.

Brian Sozzi: What I don't understand, and I used to be an analyst, Jonathan, covering retailers and at one point I did cover Kohl's, what I don't understand here is the stock price has done squat for a decade of margins, they have been under pressure for a decade, is there just a cultural problem inside Kohl's where they won't even entertain this notion of splitting off ecommerce from retail or selling the company or spinning off real estate assets? What is- is there something wrong in this company's DNA?

Jonathan Duskin: It's a fair question, I guess anybody looking from the outside end is is gonna scratch their head and wonder the same things. By the way Brian, it's not one decade, it's two decades sadly the price today is where it was in 2002. But, you know, we see this in a lot of campaigns that we run. We see this in a lot of troubled companies, you know, there - there's a complacent mentality of the people on the board and that sometimes permeates the organization, but we think with the right board with the right expertise and the right retail knowledge with the right retail experts in the room, this can be an incredible company, it can be a great company. Kohl's used to be at the top. When you covered the stock back in the 2000s, this was a company that outperformed all other forms of retail, and sadly, you know, for whatever reason they've become complacent. They haven't been able to find the right formula, the merchandise assortment, the price value equation and that is resonating with customers, but we really think it can. There's no reason it can't, there's been so many examples of other great turnarounds in retail and we think Kohl’s could be the next one and we're really poised to roll up our sleeves and get involved and fix this company and create meaningful shareholder value.

Jared Blikre: And we got time for one more here Jonathan. I was looking at that sideways price action going back to their IPO days almost, you know, the last 20 years of dead money. What's the fair- what's the number that you have in your head that you would like for this company?

Jonathan Duskin: It's a bit of a tricky question because I think part of the answer is who's running the business? Who's on the board? What does the structure look like? So I think, yeah, we wrote in one of our letters that we think it's $100 stock, but I don't think that can be achieved in the current boardroom management configuration. I think change has to occur for that to be realized and I think short of that, I think we said this specifically, it's either change a significant portion of the board and let's get some real retail experts in there with the vision to fix this or sell the company. Because if the board isn't changed and isn't refreshed then is reconstituted we're going to be back to the status quo and we're going to you know get the same results we've gotten for two decades, and in that set of scenario… circumstances I think the only way for shareholders to really achieve value is through a sale, or give it to somebody else and let somebody else, you know, fix this business because this board is not capable of doing that – hasn't proven to be capable of doing that. Absolute material change in the boardroom is needed. I do think the business needs to be sold to two for shareholders to realize any reasonable performance.

Brian Sozzi: Bizzaro situation indeed. Glad we were able to reconnect on this one with Macellum managing partner Jonathan Duskin, will see you soon.

Item 7: On February 7, 2022, Jonathan Duskin was quoted in the following article published by Yahoo! Finance:

Kohl's board must be sent packing, hints activist investor

Yahoo! Finance

By Brian Sozzi

February 7, 2022

Out with the old and entrenched board members at struggling Kohl's, in with the new and open-minded.

That's the hot take from Yahoo Finance's chat on Monday with activist investor Macellum Capital, which is back in the trenches slinging the mud at Kohl's after a bizarre bit of posturing by the retailer Friday.

"The board doesn't appear to be working on shareholders' behalf. It's troubling to us, and we will continue to put pressure on the board by nominating another slate and give shareholders an opportunity to weigh in," Macellum managing partner Jonathan Duskin said.

Duskin — who has been doing battle with the long-serving board of Kohl's (and some insiders would say, underperforming) since early 2021 — plans to put forward a new slate of directors later this week.

The ratcheting up in tensions between the pair comes after Kohl's rejected two reported buyout deals received just several weeks ago.

Kohl's is said to have received a $9 billion take private offer from Starboard Value, according to a person familiar with the matter. Retail investing powerhouse Sycamore Partners was also reportedly kicking the tires on Kohl's.

"The Kohl's Board of Directors (the Board) has determined, following a review with its independent financial advisors and upon the recommendation of its Finance Committee, that the valuations indicated in the current expressions of interest which it has received do not adequately reflect the company’s value in light of its future growth and cash flow generation." Kohl's said in a statement on Friday.

Kohl's also enacted a "poison pill," a tactic generally used by companies being targeted for buyout to thwart or shutdown any overtures.

Duskin says he was shocked and disappointed by tactic.

"They sent a chilling message to the market and other potential buyers by putting in a poison pill. This is really an aggressive tactic. You don't see it often," said Duskin, adding that the Kohl's board unlikely took the two buyout offers seriously.

The backstory

To be sure, this is turning into a classic activist investor versus lumbering corporate giant.

Back in April 2021, Kohl's settled with an activist group led by Macellum. The settlement involved a board shakeup and the approval of a new $2 billion stock buyback plan. Macellum landed two "friends" on the Kohl's board — former Burlington Stores CEO Thomas Kingsbury and former Denny's Chief Marketing Officer Margaret Jenkins.

Despite the efforts, Kohl's shares have continued to languish in large part to heightened competition and ineffective management. Duskin also speculates his two board picks from 2021 have been shut out inside Kohl's enormous 14-person board, many of which who have been around to see the stock price underperform the S&P 500 by about 50 percentage points in the past five years.

That is alongside Kohl's seeing a general downtrend in returns on equity, invested capital, gross margins and operating margins for at least five years per analysis of Bloomberg data.

Macellum said in a new letter in mid-January that Kohl's has done nothing to drive shareholder value, pointing to the pressured stock price (the letter hit before deal rumors hit the markets) since the two reached a settlement on April 13.

Besides Macellum, Engine Capital launched a new activist attack of its own on Kohl's a few weeks ago. In its own sharply worded letter, Engine Capital demands Kohl's considers a sale in its entirety or splits off its online business (similar to what activist investor Jana is begging Macy's to do).

Duskin — a 5% shareholder of Kohl's — thinks Kohl's could be worth $100 a share. But, that will require aggressive change.

"I don't think that price can be achieved in the current board/management configuration. I think change has to occur for it to be realized," Duskin said. "Let's get retail experts in there with a vision to fix or sell the company. Because if the board isn't changed and if a refresh isn't instituted, we will be back to the status quo and get the same results we have gotten for two decades."

Shares of Kohl's have gained 7.9% in the past 20 years (using today as a starting price and then going back to this day in 2002). The S&P 500 has gained 412% during that same span, according to Yahoo Finance Plus data.

Kohl's didn't respond to Yahoo Finance's request for comment.